SECOND AMENDMENT TO

CLEANSPARK, INC.

2017 INCENTIVE PLAN

WHEREAS, the Board of Directors and stockholders of CleanSpark, Inc. (the “Company”) have adopted the CleanSpark, Inc. 2017 Equity Incentive Plan, as amended by that First Amendment to the CleanSpark, Inc. 2017 Incentive Plan, dated July 16, 2020 (as amended, the “Plan”);

WHEREAS, pursuant to Section 4.1 of the Plan, a total of 1,500,000 shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”) have been reserved for issuance under the Plan;

WHEREAS, the Company desires to increase the number of shares issuable under the Plan to 3,500,000 shares, including shares previously issued thereunder, and to revise the language set forth in Section 19 of the Plan; and

WHEREAS, Section 17.1 of the Plan permits the Company to amend the Plan from time to time, subject only to certain limitations specified therein;

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan subject to, and effective as of the date of, the approval of stockholders of the Plan on September 15, 2021:

1.   Section 4.1 of the Plan is hereby amended and restated to read in its entirety as follows:

Subject to adjustment from time to time as provided in subsection 15.1, a maximum of 3,500,000 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

2.  Section 19 of the Plan is hereby amended and restated to read in its entirety as follows:

The effective date (the “Effective Date”) is the date on which the Plan is adopted by the Board. If the stockholders of the Company do not approve the Plan or an amendment thereto that requires stockholder approval pursuant to Section 422 of the Code, as applicable, within 12 months before or after the Board’s adoption of the Plan, any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options. For purposes of determining the appropriate treatment of stock options granted under the Plan, the adoption of any amendment to the Plan requiring stockholder approval pursuant to Section 422 of the Code shall constitute the adoption of a new plan.

3.       In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Second Amendment to the 2017 Incentive Plan as of September 17, 2021.

CLEANSPARK, INC.

By:	/s/ Zachary K. Bradford
Name: Its:	Zachary K. Bradford Chief Executive Officer and President